Exhibit 99.1
News Release
For Immediate Release: August 15, 2023

H&R Block Reports FY23 Results; Announces a 10% Dividend Increase
KANSAS CITY, Mo., August 15, 2023 (GLOBE NEWSWIRE) -- H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal year ended June 30, 2023.
▪H&R Block reported full year revenue of $3.5 billion (+0.3% growth), earnings per share from continuing operations2 of $3.56 (+9% growth), and adjusted earnings per share from continuing operations2 of $3.82 (+9% growth)
▪In the fourth quarter the Company repurchased $200 million of shares at an average price of $30.94; In FY23, the Company repurchased 9% of shares outstanding
▪The Company today announced a 10% increase in its quarterly dividend to $0.32 per share
▪The FY24 outlook guides to growth in revenue, EBITDA, and adjusted earnings per share
“We had a good finish to the year and I am pleased that we were able to grow revenue, deliver material EBITDA growth, and adjusted EPS that grew 9% despite the many headwinds we faced,” said Jeff Jones, president and CEO. “Our DIY strategy delivered, we demonstrated pricing power in the Assisted channel and saw positive customer satisfaction metrics, Small Business continued to be a growth driver, and we are executing on our Block Horizons strategy. We feel well positioned and look forward to FY24."
Fiscal 2023 Results from Continuing Operations and Key Financial Metrics
"We produced another year of robust free cash flow and repurchased a meaningful amount of shares outstanding. In addition, we announced a 10% dividend increase today, reflecting the Board's confidence in our business," said Tony Bowen, H&R Block's chief financial officer. "Since 2016, we have repurchased 37%3 of the Company and increased the dividend by 60%3."

	Year Ended June 30,
(in millions, except EPS)	2023	2022
Revenue	$3,472	$3,463
Pretax Income	$711	$659
Net Income	$562	$561
Weighted-Avg. Shares - Diluted	157.2	171.4
EPS[2]	$3.56	$3.26
Adjusted EPS[2]	$3.82	$3.51
EBITDA[2]	$915	$890
▪Total revenue of $3.5 billion increased by $9 million, or 0.3%, primarily driven by higher U.S. Assisted tax preparation revenues, partially offset by a decrease in Emerald Card® revenues.

1 All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 All per share amounts are based on continuing operations and fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).
3Shares outstanding calculated as of April 30, 2016; dividend growth is calculated as percentage growth from our April 2016 dividend to our October 2023 dividend.

▪Total operating expenses of $2.7 billion increased by $5 million, or 0.2%, primarily due to higher field wages, partially offset by lower consulting and outsourced services.
▪Pretax income of $711 million increased by $52 million, or 7.9%, primarily due to higher interest income in the current year and lower interest expense on borrowings due to the repayment of our $500 million 5.5% Senior Notes in May 2022.
▪Earnings per share from continuing operations4 of $3.56 increased by $0.30, or 9.2%; adjusted earnings per share from continuing operations4 of $3.82 increased by $0.31, or 8.8%.
Capital Structure
The Company reported the following related to its capital structure:
▪In fiscal year 2023, the Company repurchased and retired approximately 15 million shares, or 9% of shares outstanding, at an aggregate price of $550 million, or $37.59 per share.
▪The Company has approximately $700 million remaining on its $1.25 billion share repurchase authorization available through fiscal year 2025.
▪The Company announced today that the Board of Directors increased the quarterly dividend by 10%, representing the seventh increase in seven years. The quarterly cash dividend is now $0.32 per share, payable on October 4, 2023, to shareholders of record as of September 7, 2023.
H&R Block has paid quarterly dividends consecutively since the Company became public in 1962. Since 2016, the Company has returned nearly $3.4 billion to shareholders in the form of share repurchases and dividends.
FY24 Outlook
For fiscal year 2024 the Company expects:
▪Revenue to be in the range of $3.530 to $3.585 billion.
▪EBITDA5 to be in the range of $930 to $965 million.
▪Effective tax rate to be approximately 23%.
▪Adjusted Diluted Earnings Per Share5 to be in the range of $4.10 to $4.30.
Conference Call & Webcast
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Tuesday, August 15, 2023. During the conference call the Company will discuss fiscal 2023 results, outlook, and give a general business update. To join live, participants must register at https://register.vevent.com/register/BIc2731c264adc4c6887316fef4f02c795. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/qmmca8vv and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block
4 All per share amounts are based on continuing operations and fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted EPS, EBITDA from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with GAAP.
5 Adjusted Diluted EPS and EBITDA from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News or follow @HRBlockNews on X.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease (including the COVID-19 pandemic), severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Heather Woodard, (660) 864-3836, heather.woodard@hrblock.com

TABLE FOLLOWS

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended June 30,		Year ended June 30,
	2023	2022	2023	2022
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$636,561	$638,018	$2,167,138	$2,094,612
Royalties	49,294	55,694	210,631	225,242
DIY tax preparation	132,428	130,631	314,758	319,086
Refund Transfers	23,100	28,228	143,310	162,893
Peace of Mind® Extended Service Plan	36,341	35,264	95,181	94,637
Tax Identity Shield®	19,028	19,683	38,265	39,114
Other	16,407	18,225	45,252	45,961
Total U.S. tax preparation and related services	913,159	925,743	3,014,535	2,981,545
Financial services:
Emerald Card® and SpruceSM	16,203	21,696	84,651	125,444
Interest and fee income on Emerald AdvanceSM	287	543	47,554	43,981
Total financial services	16,490	22,239	132,205	169,425
International	78,834	79,871	235,131	231,335
Wave	23,663	22,220	90,314	80,965
Total revenues	$1,032,146	$1,050,073	$3,472,185	$3,463,270
Compensation and benefits:
Field wages	223,086	247,421	841,742	808,903
Other wages	66,064	83,974	273,850	284,689
Benefits and other compensation	51,053	60,194	220,530	206,902
	340,203	391,589	1,336,122	1,300,494
Occupancy	111,293	106,639	428,167	413,162
Marketing and advertising	49,956	60,448	286,255	284,244
Depreciation and amortization	31,841	34,716	130,501	142,178
Bad debt	3,383	12,018	60,401	71,778
Other	118,960	133,059	482,041	506,517
Total operating expenses	655,636	738,469	2,723,487	2,718,373

Other income (expense), net	14,472	465	35,492	2,454
Interest expense on borrowings	(15,871)	(18,621)	(72,978)	(88,282)
Income from continuing operations before income taxes	375,111	293,448	711,212	659,069
Income taxes	71,158	68,757	149,412	98,423
Net income from continuing operations	303,953	224,691	561,800	560,646
Net loss from discontinued operations	(1,682)	(1,988)	(8,100)	(6,972)
Net income	$302,271	$222,703	$553,700	$553,674

DILUTED EARNINGS PER SHARE:
Continuing operations	$1.97	$1.37	$3.56	$3.26
Discontinued operations	(0.01)	(0.01)	(0.05)	(0.04)
Consolidated	$1.96	$1.36	$3.51	$3.22

WEIGHTED AVERAGE DILUTED SHARES	153,512	163,283	157,248	171,435

Adjusted diluted EPS(1)	$2.05	$1.43	$3.82	$3.51
EBITDA(1)	$422,823	$346,785	$914,691	$889,529

(1)     All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of June 30,	2023	2022

ASSETS
Cash and cash equivalents	$986,975	$885,015
Cash and cash equivalents - restricted	28,341	165,698
Receivables, net	59,987	58,447
Income taxes receivable	35,910	202,838
Prepaid expenses and other current assets	76,273	72,460
Total current assets	1,187,486	1,384,458
Property and equipment, net	130,015	123,912
Operating lease right of use asset	438,299	427,783
Intangible assets, net	277,043	309,644
Goodwill	775,453	760,401
Deferred tax assets and income taxes receivable	211,391	208,948
Other noncurrent assets	52,571	54,012
Total assets	$3,072,258	$3,269,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$159,901	$160,929
Accrued salaries, wages and payroll taxes	95,154	154,764
Accrued income taxes and reserves for uncertain tax positions	271,800	280,115
Operating lease liabilities	205,391	206,898
Deferred revenue and other current liabilities	206,536	196,107
Total current liabilities	938,782	998,813
Long-term debt	1,488,974	1,486,876
Deferred tax liabilities and reserves for uncertain tax positions	264,567	226,362
Operating lease liabilities	240,543	228,820
Deferred revenue and other noncurrent liabilities	107,328	116,656
Total liabilities	3,040,194	3,057,527
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,789	1,936
Additional paid-in capital	770,376	772,182
Accumulated other comprehensive loss	(37,099)	(21,645)
Retained earnings (deficit)	(48,677)	120,405
Less treasury shares, at cost	(654,325)	(661,247)
Total stockholders' equity	32,064	211,631
Total liabilities and stockholders' equity	$3,072,258	$3,269,158

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended June 30,	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$553,700	$553,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,501	142,178
Provision for credit losses	52,290	66,807
Deferred taxes	49,579	(53,352)
Stock-based compensation	31,326	34,252
Changes in assets and liabilities, net of acquisitions:
Receivables	(57,244)	(37,889)
Prepaid expenses and other current and noncurrent assets	(7,011)	(1,944)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(67,627)	(19,645)
Deferred revenue, other current and noncurrent liabilities	(4,773)	7,342
Income tax receivables, accrued income taxes and income tax reserves	144,164	118,713
Other, net	(3,064)	(1,599)
Net cash provided by operating activities	821,841	808,537

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(69,698)	(61,955)
Payments made for business acquisitions, net of cash acquired	(48,246)	(35,920)
Franchise loans funded	(21,633)	(18,467)
Payments from franchisees	27,350	30,899
Other, net	10,838	8,902
Net cash used in investing activities	(101,389)	(76,541)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(970,000)	(705,000)
Proceeds from line of credit borrowings	970,000	705,000
Repayments of long-term debt	—	(500,000)
Dividends paid	(177,925)	(186,476)
Repurchase of common stock, including shares surrendered	(568,952)	(563,174)
Proceeds from exercise of stock options	3,383	6,334
Other, net	(7,498)	(14,030)
Net cash used in financing activities	(750,992)	(1,257,346)

Effects of exchange rate changes on cash	(4,857)	(8,101)

Net decrease in cash and cash equivalents, including restricted balances	(35,397)	(533,451)
Cash, cash equivalents and restricted cash, beginning of the year	1,050,713	1,584,164
Cash, cash equivalents and restricted cash, end of the year	$1,015,316	$1,050,713

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid (received), net	$(45,539)	$31,689
Interest paid on borrowings	69,554	81,960
Accrued additions to property and equipment	2,238	4,315
Accrued dividends payable to common shareholders	42,953	43,093

				(in 000s)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2023	2022	2023	2022

Net income - as reported	$302,271	$222,703	$553,700	$553,674
Discontinued operations, net	1,682	1,988	8,100	6,972
Net income from continuing operations - as reported	303,953	224,691	561,800	560,646
Add back:
Income taxes	71,158	68,757	149,412	98,423
Interest expense	15,871	18,621	72,978	88,282
Depreciation and amortization	31,841	34,716	130,501	142,178
	118,870	122,094	352,891	328,883
EBITDA from continuing operations	$422,823	$346,785	$914,691	$889,529

			(in 000s, except per share amounts)
	Three months ended June 30,		Year ended June 30,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2023	2022	2023	2022

Net income from continuing operations - as reported	$303,953	$224,691	$561,800	$560,646
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	12,865	13,151	51,411	56,292
Tax effect of adjustments(1)	(1,599)	(3,256)	(10,797)	(13,358)
Adjusted net income from continuing operations	$315,219	$234,586	$602,414	$603,580
Diluted earnings per share from continuing operations - as reported	$1.97	$1.37	$3.56	$3.26
Adjustments, net of tax	0.08	0.06	0.26	0.25
Adjusted diluted earnings per share from continuing operations	$2.05	$1.43	$3.82	$3.51

(1) The tax effect of adjustments is the difference between the tax provision calculation on a GAAP basis and on an adjusted non-GAAP basis.

NON-GAAP FINANCIAL INFORMATION
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow, and free cash flow yield. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.